Exhibit 10.2

NORTHWEST PIPE COMPANY

PERFORMANCE SHARE UNIT AGREEMENT

1. Grant. Northwest Pipe Company (the “Company”) hereby grants you, [NAME] (the “Employee”), in your position as [TITLE], an award of [NUMBER] Performance Shares under the Company’s 2011 Long Term Incentive Grant (the “2011 LTI Grant”), subject to all of the terms and conditions of this Agreement, the 2011 LTI Grant and the Company’s stockholder approved 2007 Stock Incentive Plan (the “Plan”). The date of this Performance Share Agreement (the “Agreement”) is October 10, 2011 (the “Grant Date”). The number of Performance Shares that may vest and the timing of vesting of the Performance Shares shall depend upon achievement of certain performance goals and shall be determined in accordance with the Performance Matrices attached hereto as Appendices A, B and C. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

2. Company’s Obligation to Pay. Unless and until the Performance Shares have vested in the manner set forth in Sections 3 through 5, the Employee will have no right to payment of such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation. Payment of any vested Performance Shares shall be made in whole shares of the Company’s common stock (“Shares”) only.

3. Vesting Schedule/Period of Restriction. Except as provided in Sections 4 and 5, and subject to Section 7, the Performance Shares awarded by this Agreement shall vest in accordance with the vesting provisions set forth in Appendices A, B and C. Performance Shares shall not vest in the Employee unless the Employee shall have been continuously employed by the Company or by one of its Subsidiaries from the Grant Date until the date the Performance Shares vest in accordance with the provisions of this Agreement.

4. Change in Control. In the event a change in control of the Company (as defined in Appendix D) occurs at any time prior to the last vesting date, a pro-rata number of Performance Shares will be calculated based on actual performance and time elapsed as of the date of the change in control, and those Performance Shares will be immediately vested.

5. Committee Discretion. The Compensation Committee of the Company’s Board of Directors (the “Committee”), in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Committee.

6. Payment after Vesting. Any Performance Shares that vest in accordance with Sections 3 through 5 will be paid to the Employee as soon as practicable following the date of vesting, subject to Section 9.

7. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Performance Shares that have not vested pursuant to Sections 3 through 5 at the time of the Employee’s termination of service (with or without cause) will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

8. Death of Employee. Any distribution of Shares that vested during Employee’s lifetime which is to be made to the Employee under this Agreement after the Employee is deceased shall be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Withholding of Taxes. When Shares are issued as payment for vested Performance Shares, the Company (or the employing Subsidiary) may withhold a portion of the Shares that have an aggregate market value sufficient to pay federal, state, local and foreign income, social insurance, employment and any other applicable taxes required to be withheld by the Company or the employing Subsidiary with respect to the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All income and other taxes related to the Performance Shares award and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this Section 9.

10. Rights as Shareholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the Employee, as the case may be, and the Company, or the Subsidiary employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedules set forth in the Appendices do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Subsidiary employing the Employee, as the case may be, shall not be deemed a termination of service for the purposes of this Agreement.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Corporate Secretary, at 5721 SE Columbia Way, Suite 200, Vancouver WA 98661, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. This grant of Performance Shares and the rights and privileges conferred hereby may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Performance Shares. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Restrictions on Sale of Securities. The Shares issued as payment for vested Performance Shares under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Performance Shares as the Committee may establish from time to time for reasons of administrative convenience.

17. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

18. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that Employee is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Performance Shares.

22. Adjustments Upon Changes in Capital. The aggregate number of Performance Shares covered by this Agreement will be proportionally adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split-up or consolidation of Shares or any like capital adjustments, or the payment of any stock dividend.

23. Amendment, Suspension or Termination of the Plan. By accepting this Performance Shares award, the Employee expressly warrants that Employee has received a right to receive stock under the Plan, and has received, read and understood the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Governing Law. This award of Performance Shares shall be governed by, and construed in accordance with, the laws of the State of Oregon, without regard to principles of conflict of laws.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in the attached Appendices and the Plan. Important additional information on vesting and forfeiture of the Performance Shares is contained in Section 3-7 of this Agreement and in the attached Appendices. PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING APPENDICES A, B, C AND D.

NORTHWEST PIPE COMPANY		EMPLOYEE

By:
Name:	Richard R. Roman	Name:
Title:	President and CEO	Title:

Date:	October 10, 2011	, 2011

Appendix A

2011-2012 TSR Market Condition

The information below shows the Target number of Performance Shares that will vest and be paid with respect to the 2011-2012 Total Shareholder Return (“TSR”) performance relative to the peer group, as calculated by the Company, where TSR is defined as the cumulative shareholder return on a company’s common stock, including the reinvestment of dividends, over the measurement period. The peer group is listed on the following page. The column captioned “Payout (% of Target” shows the multiple or fraction of the Target Performance Shares granted to each employee that will vest and be paid at each respective level of TSR. The actual Vesting Multiple will be determined by interpolation based on the actual TSR. For example, if TSR for 2011-2012 is in the 67th percentile relative to the peer group, the Vesting Multiple would be 150%. If the market price of the Company’s stock, adjusted for changes in capitalization, is lower at the end of the performance period than it was on the date of this Agreement, the maximum Performance Shares that can vest or be paid will be 100 percent of the Target.

2011-2012 TSR Target Performance Shares	Vest Date
[Number x 56%]	January 1, 2013

Relative TSR Performance	Payout (% of Target)
85th percentile	200%
50th percentile	100%
25th percentile	25%
<25th percentile	0%

Peer Group for Total Shareholder Return factor

COMPANY	TICKER SYMBOL
Northwest Pipe Company	NWPX
Ampco-Pittsburgh Corp.	AP
Circor International, Inc.	CIR
Flow International Corp.	FLOW
Insituform Technologies, Inc.	INSU
LB Foster Co.	FSTR
Lindsay Corporation	LNN
Lufkin Industries, Inc.	LUFK
MFRI, Inc.	MFRI
Mueller Water Products, Inc.	MWA
Synalloy Corporation	SYNL
Valmont Industries, Inc.	VMI

Appendix B

2011-2013 TSR Market Condition

The information below shows the Target number of Performance Shares that will vest and be paid with respect to the 2011-2013 Total Shareholder Return (“TSR”) performance relative to the peer group, as calculated by the Company (TSR is defined and the peer group is identified in Appendix A above). The column captioned “Payout (% of Target” shows the multiple or fraction of the Target Performance Shares granted to each employee that will vest and be paid at each respective level of TSR. The actual Vesting Multiple will be determined by interpolation based on the actual TSR. For example, if TSR for 2011-2012 is in the 67th percentile relative to the peer group, the Vesting Multiple would be 150%. If the market price of the Company’s stock, adjusted for changes in capitalization, is lower at the end of the performance period than it was on the date of this Agreement, the maximum Performance Shares that can vest or be paid will be 100 percent of the Target.

2011-2013 TSR Target Performance Shares	Vest Date
[Number x 27%]	January 1, 2014

Relative TSR Performance	Payout (% of Target)
85th percentile	200%
50th percentile	100%
25th percentile	25%
<25th percentile	0%

Appendix C

Strategic Plan Performance Condition

The information below shows the number of Performance Shares that will vest and be paid if the Company’s Strategic Plan is completed by December 31, 2011, as determined by the Compensation Committee of the Board of Directors.

Strategic Plan Performance Shares	Vest Date
[Number x 17%]	January 1, 2012

Appendix D

Change in Control; Person.

A. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

1. The approval by the shareholders of the Company of:

a. any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger,

b. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

c. the adoption of any plan or proposal for the liquidation or dissolution of the Company.

2. At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors), and the terms of any long term incentive grant are modified; or

3. Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities and the terms of any long term incentive grant are modified.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of the Company Shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph A.1 above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph A.3 above.

B. For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company.